Exhibit 99.1

Press Release

For Release, 09:10AM ET October 8, 2024

Neonode Announces the Appointment of Peter Kruk to the Board of Directors

STOCKHOLM, SWEDEN, October 8, 2024 — Neonode Inc. (NASDAQ: NEON), today announced that Peter Kruk has joined the company’s Board of Directors (the “Board”) as a Class II director.

Peter Kruk currently serves as the Chief Executive Officer and as a board member of NCAB Group AB, a Nasdaq Stockholm-listed company and a leading global producer of printed circuit boards. Mr. Kruk brings extensive experience as a leader in global industrial companies. From 2018 to 2020, Mr. Kruk served as the President of the EMEA region in the Dometic Group and was a member of Dometic Group’s management team. From 2009 to 2018, he served as President of Electronics and a member of the executive management team of Stoneridge Inc., a United States-listed company and a leading supplier of advanced electronics to the global automotive industry.

“I am very excited about joining Neonode’s Board of Directors. The company has a great history of innovation and developing pioneering technology and I look forward to supporting the team and contributing to the future development of the company,” said Peter Kruk.

“We are pleased that Peter will join the Board of Directors and contribute both with his general management experience and also his deep knowledge of the automotive industry,” said Ulf Rosberg, Chairman of the Board.

For more information, please contact:

Interim President and Chief Executive Officer and Chief Financial Officer

Fredrik Nihlén

E-mail: fredrik.nihlen@neonode.com

Phone: +46 703 97 21 09

About Neonode

Neonode Inc. (NASDAQ:NEON) is a publicly traded company, headquartered in Stockholm, Sweden and established in 2001. The Company provides advanced optical sensing solutions for contactless touch, touch, gesture control, and in-cabin monitoring. Building on experience acquired during years of advanced research and development and technology licensing, Neonode’s technology is currently deployed in more than 90 million products, and the Company holds more than 100 patents worldwide. Neonode’s customer base includes some of the world’s best-known Fortune 500 companies in the consumer electronics, office equipment, automotive, elevator, and self-service kiosk markets.

NEONODE and the NEONODE logo are trademarks of Neonode Inc. registered in the United States and other countries.

For further information please visit www.neonode.com

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